NSAR
H&Q Life Sciences Investors

Exhibit 77.C.

ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 15, 2006 at 10:00am. The Shareholders voted to elect three Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees.

				For		Withheld
Daniel R. Omstead, Ph.D.	11,705,815	197,343
Henri A. Termeer		11,401,979	501,179
Lucinda H. Stebbins, CPA	11,615,644	287,514

The nominees were elected to serve until the 2009 Annual Meeting.
Lawrence S. Lewin and Uwe E. Reinhardt, Ph.D. will serve until the 2007 Annual Meeting. Trustees serving until the 2008 Annual
Meeting are Robert P. Mack, M.D., Eric Oddleifson and Oleg M. Pohotsky.

The Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2006 by the following votes.

For	       11,789,921
Against	       56,896
Abstain	       56,341